EXHIBIT 21
Subsidiaries of Lindsay Corporation

Ownership
Percentage
Lindsay Manufacturing, LLC — Nebraska	100%

Lindsay Sales Holding Company, LLC — Nebraska	100%

Lindsay Sales & Service, LLC — Nebraska	100%

Irrigation Specialists, Inc. — Delaware	100%

Lindsay International Sales & Service, LLC — Nebraska	100%

Barrier Systems Sales & Service, LLC — Nebraska	100%

Watertronics, LLC — Wisconsin	100%

Lindsay Real Estate Holdings, LLC — Delaware	100%

Lindsay Transportation, Inc. — Nebraska	100%

Barrier Systems, Inc. — California	100%

Safe Technologies, Inc. — California	100%

Barrier Systems, LLC — California	100%

Lindsay International Holdings, BV — Netherlands	100%

Lindsay Europe SAS — France	100%

Lindsay Manufacturing Africa Ltd. — South Africa	100%

Lindsay America do Sul Ltda. — Brazil	100%

Snoline S.P.A. — Italy	100%

Flagship Holdings Limited — United Kingdom (Inactive)	100%

Lindsay Foreign Sales Corporation — Virgin Islands (Inactive)	100%

Lindsay — Irrigation Pty., Ltd. — Australia (Inactive)	100%

LMC Professional Supply, Inc. — Delaware (Inactive)	100%

Lindsay International Sales Corporation — Delaware (Inactive)	100%

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